UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 7, 2005

RELIANCE STEEL & ALUMINUM CO.
(Exact name of registrant as specified in its charter)

California	001-13122	95-1142616
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
350 S. Grand Ave., Suite 5100
Los Angeles, CA 90071
(Address of principal executive offices)
(213) 687-7700
(Registrant’s telephone number, including area code)
Not applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On October 7, 2005, Reliance Steel & Aluminum Co. (“Reliance”) and its wholly-owned subsidiary RSAC Management Corp. (“RSAC”), both California corporations, entered into a Share Subscription and Shareholders’ Agreement with New Wave Technologies, Ltd., a corporation organized under the laws of Singapore (“New Wave”), and its associate, Manufacturing Network Pte. Ltd., a corporation organized under the laws of Singapore (“MNPL”), with the intent and purpose to form a joint venture to operate as a corporation under the name Reliance Pan Pacific Pte. Ltd. (“RPP”). RPP is to be organized under the laws of Singapore and is to be owned 70% by RSAC and 30% by MNPL. MNPL owns all of the registered capital of Everest Metals (Suzhou) Co., Ltd., a corporation organized under the laws of the People’s Republic of China (“Everest Metals”), which is a metals service center company operating near Shanghai in the People’s Republic of China. If the requisite approvals are obtained (both from the New Wave shareholders and from the applicable governmental authorities), and Reliance successfully completes its due diligence, it is expected that RPP will acquire all of the registered capital of Everest Metals from MNPL. Everest Metals’ 2004 revenues were approximately $2.5 million. The purchase price and other terms and conditions of the proposed acquisition were determined by negotiations between the parties. Neither New Wave nor MNPL nor any of their respective officers or directors is affiliated with Reliance.
Item 9.01 Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired.

N/A

(b)	Pro Forma Financial Information.

N/A

(c)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated October 10, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RELIANCE STEEL & ALUMINUM CO.
Dated: October 10, 2005	By:	/s/ Karla Lewis
Karla Lewis
Executive Vice President and Chief Financial Officer

RELIANCE STEEL & ALUMINUM CO.
FORM 8-K
INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release dated October 10, 2005.